Exhibit 10.1

July 28, 2005

Jacek Rozga, MD PhD

Dear Jacek:

We are pleased to offer you a full-time position, effective July 1, 2005 with Arbios Systems, Inc. (“Arbios”) as President and Chief Scientific Officer. You will report to the CEO and will perform such tasks as are usually and customarily performed by persons holding the titles of President and Chief Scientific Officer. The terms of your employment are as follows:

1.
You will be compensated with a salary at an annualized rate of $200,000, which salary will paid twice monthly, subject to withholding of Federal and State income taxes, Social Security, and other customary deductions.

2.
You will be eligible for an annual bonus of up to 20% of your gross annualized salary, which bonus, if any, will be subject to withholding of Federal and State income taxes, Social Security, and other customary deductions. The amount of the annual bonus will be determined by the Board of Directors (or a committee thereof) in its sole discretion based on conditions and criteria the Board considers to be appropriate. If the Board decides to grant you a bonus it will be paid during the first quarter of each calendar year, commencing in 2006.

3.
Your performance shall be reviewed annually by the Board of Directors against mutually agreed upon goals. At that time, upward compensation adjustments may be made in the form of increased salary. Your first review shall be in the first quarter of 2006 with any compensation adjustments to be effective in January 1, 2006.

4.	All requests for vacation time off (other than holidays observed by all of Arbios’ employees) should be approved in advance by the CEO of Arbios.

5.	You will be reimbursed for your reasonable pre-approved business related expenses in accordance with the expense reimbursement policy in place from time to time.

6.
You will be entitled to three weeks vacation during each twelve-month period of employment to be taken in accordance with Arbios’ policies in place from time to time. In addition, you will also be entitled to the same paid holidays as are observed by all Arbios employees, which currently include 7 paid holidays per year.

7.
You will be eligible to participate in the Company’s health insurance and disability benefit plans. If at any time during the 18 month period beginning on July 1, 2005 you elect not to participate in these plans (you may not elect to participate in one and not the other) you will receive a monthly allowance of $1,000 to be used for your Cobra payments.

8.
You will also receive term life insurance in the amount of two times your annual salary, up to $500,000. This benefit will be provided to you at no cost and you will be offered the option to purchase more coverage at you own expense.

9.	You are eligible for participation in Arbios’ 401K plan which currently includes a company match of your contributions.

10.
You will be employed on an “at will” basis. That is, the terms of your employment shall continue unless terminated by either you or us. Termination by us may be with or without cause, at any time. Further, this offer letter is not a contract of employment guaranteeing you the terms set forth in the letter for any specific period of time, or at all.

11.
The Company currently does not have a severance plan; however, when and if such a plan is implemented you will receive severance terms consistent with other employees of Arbios holding comparable “grade level” positions. For year beginning July 1, 2005 your severance benefit will be three months notice if Arbios wishes to terminate your employment. If Arbios provides you with less then three-month’s notice, upon your termination we will pay you the salary equivalent of the shortfall.

12.	All work that you perform for Arbios will be performed in our offices in Los Angeles, California, or as mutually agreed otherwise.

13.	You agree to work exclusively for Arbios. While you are employed by Arbios, you will not perform services for compensation for any third party.

14.
Within 30-days of this letter agreement, you must deliver to Arbios a release from Cedars-Sinai Medical Center (or any still valid previous employers), from any existing non-compete agreements, if applicable.

15.
In consideration of your agreeing to this employment offer and as a condition of your reporting for work, we ask that you sign the attached Employee Inventions Assignment and Confidentiality Agreement.

16.	This agreement is governed by California law.

If the terms of this offer are acceptable to you, please indicate your acceptance by signing and returning one copy of this letter to me.

Sincerely,

/s/ Amy Factor
Amy Factor, CEO

Accepted and agreed to this 28th Day of July, 2005.

/s/ Jacek Rozga
By: Jacek Rozga, MD PhD